Exhibit 99.1


[Reliant Resources, Inc. logo]                 [Orion Power Holdings, Inc. logo]


                    Orion Power Stockholders Approve Merger
                             with Reliant Resources


HOUSTON and BALTIMORE, Dec. 14/PRNewswire/ -- Reliant Resources, Inc. (NYSE:
RRI) and Orion Power Holdings, Inc. (NYSE: ORN) announced that the stockholders of Orion Power overwhelmingly approved the merger between the two companies at the Orion Power special stockholders' meeting held today. The merger received the favorable vote of 99.9% of the shares that were voted and 82.3% of the outstanding shares of Orion Power.

Reliant Resources' Chairman and CEO, Steve Letbetter, commented, "We are pleased that the Orion Power stockholders approved the merger today. Our transaction is progressing on schedule, and we look forward to combining these two strong companies into a leader in the emerging merchant energy industry and quickly bringing value to our shareholders."


Orion Power's President and Chief Executive Officer, Jack Fusco, said, "We are pleased to have satisfied this condition to our merger, and we still anticipate closing the transaction in early 2002. We are working closely with Reliant Resources to obtain the regulatory approvals we need to expeditiously complete the process."

The terms of the merger provide for Reliant Resources to acquire all of the outstanding shares of Orion Power for $26.80 per share in cash, or a total of approximately $2.9 billion. As previously announced, the waiting period for the merger under the Hart-Scott-Rodino Antitrust Improvements Act will expire on December 21, 2001, unless terminated earlier or extended. In addition, Reliant Resources and Orion Power have made all necessary filings with the Federal Energy Regulatory Commission and the New York Public Service Commission and are now awaiting those approvals.

Reliant Resources, based in Houston, Texas, provides electricity and energy services to wholesale and retail customers in the U.S. and Europe. The company has nearly 18,000 megawatts of power generation capacity in operation, under construction or under contract in the U.S. and is one of only five companies to rank among both the ten largest power marketers and the ten largest natural gas marketers in North America. Reliant Resources also has wholesale trading and marketing operations and nearly 3,500 megawatts of power generation in operation in Western Europe. At the retail level, Reliant Resources provides energy services and will serve approximately 1.7 million customers in Texas when the electricity market opens to full retail competition in January 2002. Reliant Resources currently is a majority owned subsidiary of Reliant Energy, Incorporated (NYSE: REI).

Orion Power Holdings, Inc., headquartered in Baltimore, MD, is a fast-growing independent electric power generating company formed in March 1998 to acquire, develop, own and operate power-generating facilities in the newly deregulated wholesale markets throughout North America. Since its inception, Orion Power has invested over $4 billion in 81 power plants currently in operation with a total capacity of 5,926 megawatts and an additional 5,000 megawatts in construction and various stages of development. For more information about Orion Power, visit its website at www.orionpower.com.

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This press release includes "forward-looking statements" as defined by the
Securities and Exchange Commission. Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the companies expect, believe or anticipate will or may occur in the future are forward-looking statements. This includes completion of the proposed transaction, realization of expected synergies from the transaction, financing for the transaction, future commodity prices, future financial performance, and other matters. These statements are based on certain assumptions made by the companies based on their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the companies. These risks include, but are not limited to, market conditions, economic conditions, environmental risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

For further information please contact Dennis Barber (investors) at 713-207-3042 or Sandy Fruhman (media) at 713-207-3123 of Reliant Resources or Rahul Advani of Orion Power at 410-230-3528.